May 21, 2004



VIA EDGAR
---------

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Mail Stop 4-8
Washington, D.C. 20549




          Re:  Registration Statement on Form S-1
               ----------------------------------
               London Fog Industries, Inc., (CIK: 000168676; File No. 333-62499) Mounger Corp., (CIK: 0001068679; File No. 333-62499-10)
               Pacific Trail, Inc., (CIK: 0001068677; File No. 333-62499-08)
               PTI Holding Corp., (CIK: 0000898800; File No. 333-62499-07)
               PTI Top Co. Inc., (CIK: 0001068678; File No. 333-62499-09)
               Scranton Outlet Corp., (CIK: 0000848374; File No. 333-62499-04)


Ladies and Gentlemen:

          Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, London Fog Industries, Inc. (the "Company"), Scranton Outlet Corp., PTI Holding Corp., Pacific Trail, Inc., PTI Top Co., Inc. and Mounger Corp. (collectively, the "Subsidiary Guarantors") hereby request the Commission's consent to the withdrawal of the above referenced Registration Statement of the Company and all amendments and exhibits thereto.

          The other registrants (Clipper Mist Inc., CIK: 0000848371; London Fog Sportswear, Inc., CIK: 0000848372; Matthew Manufacturing Co., Inc., CIK:
0000848373; Star Sportswear Manufacturing Corp., CIK: 0000848375; and Washington Holding Co., CIK: 0000848377) are no longer in existence.

          The Company and the Subsidiary Guarantors did not pursue registration of shares of the Company's common stock or senior subordinated notes due to market conditions at the time of filing. No securities were sold, and no securities will be sold, under the above-referenced Registration Statement.

          If you have any questions with respect to this letter, please call Michael Golden of the law firm Sidley Austin Brown & Wood LLP at (212) 839-8694 or Marvin Edward Toland, Chief Financial Officer of the Company, at (206) 270-5307.

                                          Sincerely,

                                          LONDON FOG INDUSTRIES, INC.


                                          By: /s/ Marvin Edward Toland
                                              -------------------------
                                              Marvin Edward Toland
                                              Chief Financial Officer

                                          MOUNGER CORP.

                                          By: /s/ Marvin Edward Toland
                                              -------------------------
                                              Marvin Edward Toland
                                              Chief Financial Officer


                                          PACIFIC TRAIL, INC.

                                          By: /s/ Marvin Edward Toland
                                              -------------------------
                                              Marvin Edward Toland
                                              Chief Financial Officer


                                          PTI HOLDING CORP.

                                          By: /s/ Marvin Edward Toland
                                              -------------------------
                                              Marvin Edward Toland
                                              Chief Financial Officer

                                          PTI TOP CO. INC.

                                          By: /s/ Marvin Edward Toland
                                              -------------------------
                                              Marvin Edward Toland
                                              Chief Financial Officer


                                          SCRANTON OUTLET CORP.

                                          By: /s/ Marvin Edward Toland
                                              -------------------------
                                              Marvin Edward Toland
                                              Chief Financial Officer